As filed with the Securities and Exchange Commission on June 11, 2009
Registration No. 333-144019

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

thinkorswim Group Inc.
(Exact Name of Registrant as specified in its charter)

Delaware (Jurisdiction of incorporation or organization)	76-0685039 (I.R.S. Employer Identification No.)
45 Rockefeller Plaza, Suite 2012
New York, New York 10111
(801) 816-6918
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David M. Kelley
thinkorswim Group Inc.
45 Rockefeller Plaza
New York, New York 10111
(801) 816-6918
(Name, address, including zip code, and telephone number, including area code, of agent for service)

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-3 (No. 333-144019) which was declared effective on August 7, 2007 (the “Registration Statement”), is being filed to deregister unsold common stock, preferred stock, debt securities and/or warrants of thinkorswim Group Inc. (the “Company”).
     On January 8, 2009, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with TD AMERITRADE Holding Corporation (“TD AMERITRADE”), Tango Acquisition Corporation One (“Merger Sub One”) and Tango Acquisition Corporation Two (“Merger Sub Two”). The Agreement contemplated that Merger Sub One would be merged with and into the Company (the “First Step Merger”) and that the Company would survive the First Step Merger. Immediately following the First Step Merger, the Company was to merge with and into Merger Sub Two (the “Second Step Merger” and, taken together with the First Step Merger, the “Merger”) and Merger Sub Two would survive the Second Step Merger. The Merger became effective on June 11, 2009 (the “Effective Date”) as a result of filing a Certificate of Merger with the Secretary of State of the State of Delaware.
     As of the Effective Date, each share of common stock of the Company issued and outstanding immediately prior to the Merger was cancelled and (other than Shares owned by (i) the Company, TD AMERITRADE or any subsidiary of TD AMERITRADE or (ii) shareholders who properly exercised the statutory rights of appraisal under the Delaware General Corporation Law) converted into the right to receive $3.34 in cash, without interest thereon and less any required withholding taxes, and 0.3980 of a share of TD AMERITRADE common stock.
     As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post—effective amendment any securities registered under the Registration Statement which remain unsold at the termination of the offering, the Company hereby removes from registration any securities registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3, and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 11, 2009.

thinkorswim Group Inc.
By:	/s/ David M. Kelley
	Name:	David M. Kelley
	Title:	President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated, on June 11, 2009.

Signatures	Title	Date

/s/ David M. Kelley
David M. Kelley	President and Director (Principal Executive Officer)	June 11, 2009

/s/ William J. Gerber
William J. Gerber	Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	June 11, 2009